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                                                                      EXHIBIT 11

                       CAPITAL ONE FINANCIAL CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
               THREE AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                 (dollars in thousands, except per share data)

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


                                                       THREE MONTHS ENDED         SIX MONTHS ENDED
                                                            JUNE 30                   JUNE 30
                                                       1997         1996         1997         1996
                                                   ------------  -----------  -----------  -----------
PRIMARY
Net income                                         $    39,352  $    38,183  $    81,834  $    76,196
                                                   ===========  ===========  ===========  ===========

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING
    Average common shares outstanding               66,428,302   66,210,275   66,381,820   66,185,555
    Net effect of dilutive restricted stock(1)           2,883        7,238        3,790       11,149
    Net effect of dilutive stock options(1)          1,300,920      674,354    1,439,371      615,726
                                                   -----------  -----------  -----------  -----------
       Weighted average common and
           common equivalent shares                 67,732,105   66,891,867   67,824,981   66,812,430
                                                   ===========  ===========  ===========  ===========

EARNINGS PER SHARE                                 $       .58  $       .57  $      1.21  $      1.14
                                                   ===========  ===========  ===========  ===========

FULLY DILUTED
    Net income                                     $    39,352  $    38,183  $    81,834  $    76,196
                                                   ===========  ===========  ===========  ===========

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING
    Average common shares outstanding               66,428,302   66,210,275   66,381,820   66,185,555
    Net effect of dilutive restricted stock(2)           3,310        8,273        4,561       11,300
    Net effect of dilutive stock options(2)          1,497,979      674,354    1,497,979      661,600
                                                   -----------  -----------  -----------  -----------
      Weighted average common and
        common equivalent shares                    67,929,591   66,892,902   67,884,360   66,858,455
                                                   ===========  ===========  ===========  ===========
EARNINGS PER SHARE                                 $       .58  $       .57  $      1.21  $      1.14
                                                   ===========  ===========  ===========  ===========

(1)  Based on the treasury stock method using average market price.

(2)  Based on the treasury stock method using the higher of ending or average market price.

     The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with the Securities
     Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The registrant has elected to show fully diluted earnings per share in its financial statements .

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